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Terra Nostra Resources Corporation Expects Fiscal 2008 Joint Venture Revenues to Increase 86% Over Fiscal 2007

Los Angeles / Zibo China (July 16, 2008) Terra Nostra Resources Corporation (OTCBB: TNRO), a majority owner of two joint venture companies in the copper and stainless steel industries in China, anticipates that, based on a preliminary review of production volumes and revenues provided by our joint venture partner for the fourth quarter ended May 31, 2008, we will report revenue of approximately $123 million, a 13% increase over the third quarter of 2008.   These revenues as reported bring the total fiscal 2008 revenue to $532 million, 86% higher than fiscal 2007’s revenue of $285 million.

For the fourth quarter of fiscal 2008, revenues reported from copper production are expected to be approximately $57 million, a 25% increase over the third quarter, on volume of approximately 7,500 tons sold, up 22% from the third quarter.

Reported revenue from stainless steel production is expected to reach approximately $66 million, representing growth of 4% from the third quarter, on volume of approximately 22,387 MT sold, also up 4% from the third quarter.

“These preliminary fourth quarter results as reported to Terra Nostra will cap a year of planned execution of our growth strategy and increased value-added down-stream production,” said Don Nicholson, president of Terra Nostra. “With the Dongying copper plant fully operational, we achieved a significant 20%-plus increase in copper production and revenue year over year. In our stainless steel business, a quarterly increase in volume and revenue included an increased level of production of higher grade 304 series, for which production allocation rose 37% over the third quarter and revenue allocation grew 29%. As a producer of strategic metals in China, we are well positioned to build on this growth in fiscal 2009 by capturing an increasing share of the demand for specialty stainless steel that is frequently being met by imports, and by further meeting the strong local demand for cathode copper,” concluded Nicholson. “Our thanks to our joint venture partner who has provided strong growth numbers for this fiscal year.”

About Terra Nostra Resources Corporation

Terra Nostra is a leading copper and stainless steel producer in China through its 51% majority interests in two joint venture companies in China. Shandong Terra Nostra-Jinpeng Metallurgical Co., Ltd. has an existing and under construction production capacity of 170,000 MT of refined copper, together with value-added copper rod and wire capabilities.  Shandong Quanxin Stainless Steel Co., Ltd. operates a modern stainless steel production facility with a 230,000 MT peak capacity casting mill, and a 150,000 MT rolling mill.  The two joint venture companies, with total assets in excess of US$225 million and over 1,000 employees, are located in the highly industrialized coastal province of Shandong, midway between Beijing and Shanghai. Terra Nostra has entered into an agreement to increase its majority ownership in both joint ventures from 51% to 90%. More information on Terra Nostra can be found at www.tnr-corp.com.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to expectations concerning (i) projects underway or under consideration, including production capacity and completion schedules; (ii) business and future potential of Terra Nostra Resources Corporation ("TNRO"); (iii) estimates or implications of future earnings, profits, EBITDA, and the sensitivity of earnings to metals prices; (iv) estimates of future metals production, sales and profitability; (v) estimates of future cash flows, and the sensitivity of cash flows to the other metals and ore costs as well as, but not limited to, fluctuations in fuel prices, scrap prices, and the availability of both, and statements related to these matters or which use words such as "may," "might," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," and the negative of these terms and other comparable terminology are all forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Further risks, uncertainties and other factors, which affect the forward- looking statements included herein, and could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements include, but are not limited to, completion of TNRO's capital contributions to the joint venture companies, working capital financing, metals price volatility, competition for projects, reserve acquisition costs, currency fluctuations, international economic uncertainty, sovereign risk, force majeure, changes in tax law or concession law, project scheduling delays, labor disputes, increased production costs and variances in ore grade, scrap grade or recovery rates from those assumed in production plans, political and operational risks in the countries in which TNR may operate and governmental regulation and judicial outcomes, and other risks detailed from time to time in TNRO's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-QSB for the period ended February 29, 2008. Copies of each filing may be obtained from TNRO or the SEC. Furthermore, metals operation, by their very nature, entail inherent cyclical, sectoral, and commodity risk and could expose an investor to the entire loss of all capital invested. TNRO does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.